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[HARTZOG CONGER CASON & NEVILLE, LLP Letterhead]

August 26, 2015

First Commercial Bancshares, Inc.

1601 S. Kelly

Edmond, Oklahoma 73083

Ladies and Gentlemen:

We have acted as special counsel to First Commercial Bancshares, Inc., an Oklahoma corporation and a registered bank holding company under the Bank Holding Company Act of 1956, as amended (the “Company”), in connection with the proposed merger (the “Merger”) of the Company with and into Southwest Bancorp, Inc., an Oklahoma corporation and a financial holding company registered under the Bank Holding Company Act of 1956, as amended (“SWB”), pursuant to that certain Agreement and Plan of Reorganization dated as of May 27, 2015, by and between the Company, SWB and First Commercial Bank, an Oklahoma banking corporation and a wholly-owned subsidiary of the Company, as amended (the “Agreement”).  Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Agreement.

SWB has filed with the Securities and Exchange Commission (the “Commission”) a registration statement on Form S-4 with respect to the Merger (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), to which this opinion is filed as an exhibit.

In providing this opinion, we have examined and relied upon the accuracy and completeness of the facts, information, covenants and representations contained in originals or copies, certified or otherwise, identified to our satisfaction, of the Agreement and such other documents and records as we have deemed necessary and relevant for purposes of this opinion.  In addition, we have expressly relied upon certain representations made to us by the officers of SWB and the Company.  We have assumed that (i) the transactions described in the Agreement will be consummated in accordance with the provisions thereof, and as described in the Registration Statement (and that no required action or condition described therein and affecting this opinion will be waived by any party), (ii) the statements concerning the transactions and the parties thereto set forth in the Agreement are true, correct and complete, and the Registration Statement is true, correct and complete, (iii) the factual statements and representations made by SWB and the Company in their respective officers’ certificates delivered to us for purposes of this opinion (the “Officers’ Certificates”) are true, correct and complete as of the date hereof and

August 26, 2015

will remain true, correct and complete at all times up to and including the Effective Time, (iv) any such statements and representations made in the Officers’ Certificates “to the knowledge of” any person or similarly qualified are and will be true, correct and complete without such qualification, and (v) SWB, the Company and their respective subsidiaries will treat the Merger for United States federal income tax purposes in a manner consistent with the opinion set forth below.  If any of the above-described assumptions are untrue for any reason, or if the transactions described in the Agreement are consummated in  a manner that varies from the manner contemplated by the Agreement or the Registration Statement, our opinion expressed below may be adversely affected.  We have assumed the genuineness of all signatures, the authenticity of all documents and records submitted to us as originals, the conformity to authentic original documents and records of all documents  and records submitted to us as copies, and the truthfulness of all statements of fact contained therein.

This opinion is based upon the current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury Regulations promulgated thereunder, relevant judicial authority, published pronouncements of the Internal Revenue Service, and such other authorities as we have considered necessary or relevant hereto.  There can be no assurance that the legal authorities upon which this opinion is based will not be modified, revoked, supplemented, amended, revised, reversed or overruled.  We assume no obligation to update or supplement this opinion to reflect future changes in such legal authorities.

Based upon the foregoing, and subject to the limitations and assumptions set forth herein, we are of the opinion that, under currently applicable United States federal income tax law: (i) the Merger, when consummated in accordance with the terms of the Agreement and the Registration Statement, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and (ii) the descriptions of law and the legal conclusions contained in the Registration Statement under the heading “Material U.S. Federal Income Tax Consequences of the Merger” are correct in all material respects, and the discussion therein is an accurate summary of the United States federal income tax consequences of the Merger that are material to the United States shareholders of the Company.

Other than as set forth above, we express no opinion on any issue relating to (i) the tax consequences of the transactions contemplated by the Agreement, (ii) the appropriate method to determine the fair market value of any stock or other consideration received in any sale or exchange, or (iii) the laws of any jurisdiction other than the federal income tax laws of the United States.  Our opinion relates solely to the United States federal income tax consequences of the Merger, and no opinion relating to any other local, state or foreign tax consequences is implied or should be inferred.

This opinion is delivered for the benefit of the Company in connection with the Agreement and in connection with the filing of the Registration Statement.

We are furnishing this opinion in connection with closing of the transactions contemplated by the Agreement, and hereby consent to the filing of this opinion with the

August 26, 2015

Commission as Exhibit 8.2 to the Registration Statement and to the references to Hartzog Conger Cason & Neville, LLP in the proxy statement/prospectus under the captions “Proposal to Approve the Reorganization Agreement – Material U.S. Federal Income Tax Consequences of the Merger” and “Legal Matters”.  By granting such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

CIRCULAR 230 DISCLOSURE

TO ENSURE COMPLIANCE WITH REQUIREMENTS IMPOSED BY THE INTERNAL REVENUE SERVICE, WE INFORM YOU THAT THIS OPINION IS LIMITED TO THE SPECIFIC FEDERAL INCOME TAX ISSUES ADDRESSED HEREIN.  ADDITIONAL ISSUES MAY EXIST THAT COULD AFFECT THE FEDERAL INCOME TAX TREATMENT OF THE TRANSACTION OR MATTER THAT IS THE SUBJECT OF THE OPINION, AND THE OPINION DOES NOT CONSIDER OR PROVIDE A CONCLUSION WITH RESPECT TO ANY ADDITIONAL ISSUES.  WITH RESPECT TO ANY SIGNIFICANT FEDERAL TAX ISSUES OUTSIDE THE LIMITED SCOPE OF THIS OPINION, THE OPINION WAS NOT WRITTEN, AND CANNOT BE USED BY THE TAXPAYER, FOR THE PURPOSE OF AVOIDING U.S. FEDERAL TAX PENALTIES.

Very truly yours,

/S/ HARTZOG CONGER CASON & NEVILLE, LLP

HARTZOG CONGER CASON & NEVILLE, LLP